                                                                    EXHIBIT 99.1

                              CAUTIONARY STATEMENTS

         From time to time, Hines Horticulture, Inc. may publish, verbally or in written form, forward-looking statements relating to such matters as anticipated financial or operational performance, business prospects and similar matters. In fact, this Form 10-Q (or any other periodic reporting documents required by the Exchange Act) may contain forward-looking statements reflecting our current views concerning potential future events or developments. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this Form 10-Q. The cautionary statements made in this Form 10-Q should be read as being applicable to all forward-looking statements wherever they appear. Our operations are subject to a variety of risks and uncertainties and the following risk factors are not to be considered a definitive list of all risks associated with our operations and should be read in conjunction with the risks and uncertainties contained in our other filings with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These Cautionary Statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors, including those discussed below, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the operations, performance and results of our business are described in more detail below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

RISKS RELATED TO OUR CAPITAL STRUCTURE

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING, WHICH COULD HURT OUR FUTURE PROSPECTS AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.

         We have a significant amount of debt outstanding. As of June 30, 2005, we had total consolidated debt outstanding of $222.4 million. This debt may have several important consequences as it could:

         o make it more difficult for us to satisfy our obligations, including making scheduled interest payments under the Senior Notes and other debt obligations;

         o    limit our ability to obtain additional financing;

         o increase our vulnerability to adverse general economic conditions, including changes in interest rates and things in commercial nursery industry conditions, including changes in interest rates;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for other purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business and the commercial nursery industry; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

THE TERMS OF OUR DEBT MAY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

         Our Senior Credit Facility and the indenture governing the Senior Notes issued by Hines Nurseries contain covenants that restrict our ability to, among other things:

         o    incur additional debt or issue certain preferred stock;

         o pay dividends or distributions on, or redeem or repurchase, capital stock;

         o    create liens or negative pledges with respect to our assets;

         o    make investments, loans or advances;

         o    make capital expenditures;

         o issue, sell or allow distributions on capital stock of specified subsidiaries;

         o    enter into sale and leaseback transactions;

         o    prepay or defease specified debt;

         o    enter into transactions with affiliates;

         o    enter into specified hedging arrangements;

         o    merge, consolidate or sell our assets; or

         o    engage in any business other than the commercial nursery business.

         These covenants may affect our ability to operate our business, may limit our ability to take advantage of business opportunities as they arise and may adversely affect the conduct of our current business. A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

REPAYMENT OF THE PRINCIPAL OF THE SENIOR NOTES AND OUR OTHER DEBT MAY REQUIRE ADDITIONAL FINANCING. WE ARE NOT CERTAIN OF THE SOURCE OR AVAILABILITY OF ANY SUCH FINANCING AT THIS TIME.

         Our anticipated operating cash flows will not be sufficient to repay the principal of the Senior Notes issued by Hines Nurseries and our other debt. Accordingly, in order to pay the principal of the Senior Notes and our other debt, we will be required to refinance our debt, sell our equity securities, sell our assets or take other actions. The foregoing actions may not enable us to pay the principal of the Senior Notes or such other debt or may not be permitted by the terms of our debt instruments then in effect.

         We recently announced that we have requested proposals from several land developers regarding the potential sale of approximately 122 acres of land which are currently in use at our Hines Miami facility. The proceeds will be used to pay down the Senior Credit Facility, except for a portion that can be used for capital expenditures per the First Amendment to Credit Agreement. It is expected that any agreement with regard to such sale, if executed, will be subject to a feasibility contingency and other customary closing conditions. There can be no assurance that this potential transaction will be successfully negotiated and if negotiated, that the closing conditions will be satisfied or that the potential transaction will be completed or that we will be able to rely on the anticipated benefits of the proposed transaction.

RISKS RELATED TO OUR BUSINESS

OUR PRODUCTION OF PLANTS MAY BE ADVERSELY AFFECTED BY A NUMBER OF AGRICULTURAL FACTORS BEYOND OUR CONTROL.

         Our production of plants may be adversely affected by a number of agricultural risks, including disease, pests, freezing conditions, snow, drought or other inclement weather, and improper use of pesticides or herbicides. These factors could cause production difficulties which could damage or reduce our inventory, resulting in sales, profit and operating cash flow declines, which could be material.

INCREASES IN WATER PRICES OR INSUFFICIENT AVAILABILITY OF WATER COULD ADVERSELY AFFECT OUR PLANT PRODUCTION, RESULTING IN REDUCED SALES AND PROFITABILITY.

         Plant production depends upon the availability of water. Our nurseries receive their water from a variety of sources, including on-site wells, creeks, reservoirs and holding ponds, municipal water districts and irrigation water supplied to local districts by facilities owned and operated by the United States acting through the Department of Interior Bureau of Reclamation. The loss or reduction of access to water at any of our nurseries could have a material adverse effect on our business, results from operations and operating cash flows. In addition, increases in our costs for water could adversely impact our profitability and operating cash flows.

         Our nursery in Arizona receives its water from on-site wells. Under Arizona's Groundwater Management Act, these wells have been issued "grandfathered non-irrigation water" permits, which limit the amount of groundwater we can use. The availability of water depends on the groundwater aquifer, which at this time, we believe is adequate to supply our needs for this nursery as it is currently operated.

         Our Northern California and Oregon nurseries rely primarily on surface water supplies and, therefore, may experience fluctuations in available water supplies and serious reductions in their supplies of surface water in the event of prolonged droughts. If such reductions occur, those nurseries would have to rely on backup water supplies which are more costly than surface water supplies.

         The use and price of water supplied by facilities owned and operated by the Bureau of Reclamation, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Such water is used at our Northern California nursery and is the source of a substantial majority of the water for our Oregon nursery. While we believe we are in material compliance with applicable regulations and maintain a compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to us. Any such change could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

         The reclamation regulations govern who may hold an interest in irrigation lands. Under the reclamation regulations, persons having a direct or indirect beneficial economic interest in us will be treated as "indirect holders" of irrigation land owned by us in proportion to their beneficial interest in us. If any holder of our common stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in our irrigation land, we may not be eligible to receive reclamation water on this land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person:

         o who is a citizen of the United States or an entity established under federal or state law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development); and

         o whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project, when added to such person's attributed indirect ownership of irrigation land owned by us, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities).

         While our restated certificate of incorporation contains provisions intended to prohibit ineligible holders of irrigation land from owning our common stock, such provisions may not be effective in protecting our right to continue to use reclamation water.

WE FACE RISKS ASSOCIATED WITH SUDDEN OAK DEATH ("SOD"). QUARANTINES OF OUR PRODUCTS OR OTHER ACTIONS BY FEDERAL AND STATE REGULATORY AUTHORITIES IN RESPONSE TO SUDDEN OAK DEATH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         SOD is caused by a fungus-like pathogen recently identified by scientists in California and named Phytophthora ramorum ("P. RAMORUM"). Since its appearance in 1995, P. RAMORUM has killed thousands of coast live oak, black oak, tanoak and Shreve oak in Northern California. P. RAMORUM can also infect the leaves and branches of other plants referred to as SOD host plants. Currently, 68 plant species grown by commercial nurseries have been identified as SOD hosts.

         On September 20, 2004, we announced that our Forest Grove, Oregon facility had suspended the shipment of all plant material known capable of carrying SOD, as a result of receiving an Emergency Action Notification from the U.S. Department of Agriculture ("USDA") stating that a routine inspection had resulted in a positive detection of the pathogen. During the year ended December 31, 2004, the Oregon SOD find resulted in lost sales to the Company of approximately $1.0 million and remediation costs of approximately $1.2 million. On December 20, 2004, the USDA declared our Forest Grove, Oregon facility to be SOD free and lifted the Emergency Action Notification.

         The California Department of Food and Agriculture ("CDFA") and the USDA have issued SOD Compliance Agreements with our Fallbrook and Irvine facilities, which allows us to ship SOD host and associated host plants interstate, assuming we meet, and continue to meet, certain inspection requirements. Our Vacaville facility is located in a California regulated county and operates under the terms of a previous Compliance Agreement with the CDFA and USDA, which requires that potential SOD host plants be inspected and tested monthly during the growing season for the presence of the pathogen.

         As of June 30, 2005, our Forest Grove, Oregon facility and all of our California facilities that ship product interstate are SOD-free and are operating under USDA SOD Compliance Agreements. However, if in the future we do test positive for SOD, our products could be subject to quarantine by federal and state regulatory authorities. If this were to occur, we could experience a significant loss of sales and may be required to destroy inventory, which could have a material adverse effect on our business, results from operations, and operating cash flows.

BECAUSE OUR BUSINESS IS HIGHLY SEASONAL, OUR REVENUES, CASH FLOWS FROM OPERATIONS AND OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

         Our business is highly seasonal. The seasonal nature of our operations results in a significant increase in our working capital during the growing and selling cycles. As a result, operating activities during the first and fourth quarters use significant amounts of cash, and in contrast, operating activities for the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis. One significant factor contributing to this variability is weather, particularly on weekends during the peak gardening season in the second quarter. Unfavorable weather conditions during the peak gardening season could have a material adverse effect on our net sales, cash flows from operations and operating income.

         Other factors that may contribute to this variability include:

         o    shifts in demand for live plant products;3

         o changes in product mix, service levels and pricing by us and our competitors;

         o    period-to-period changes in holidays;

         o    the economic stability of our retail customers; and

         o    our relationship with each of our retail customers.

BECAUSE WE DEPEND ON A CORE GROUP OF SIGNIFICANT CUSTOMERS, OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED IF OUR KEY CUSTOMERS REDUCE THE AMOUNT OF PRODUCTS THEY PURCHASE FROM US.

         Our top ten customers together accounted for approximately 77% of our net sales in 2004. Our largest customer, The Home Depot, accounted for approximately 45% and our second largest customer, Lowe's Companies, Inc. accounted for approximately 16% of our 2004 net sales. For the three months ended June 30, 2005, our net sales were impacted by the consolidation of sales on the retail segment of the green goods market from our customers to a fewer number of higher volume retailers, such as home centers, and we expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our retail customers, and they may not continue to purchase our products.

         The loss of, or a significant adverse change in, our relationship with The Home Depot, Lowe's Companies, Inc. or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant retail customers, losses arising from retail customers' disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

WE FACE INTENSE COMPETITION, AND OUR INABILITY TO COMPETE EFFECTIVELY FOR ANY REASON COULD ADVERSELY AFFECT OUR BUSINESS.

         Our competition varies by region, each of which is highly competitive. Although many of our largest customers are national retailers, buying decisions are generally made locally by our customers. We compete primarily on the basis of breadth of product mix, consistency of product quality, product availability, customer service and price. We generally face competition from several local companies and usually from one or two regional companies in each of our current markets. Competition in our existing markets may also increase considerably in the future. Some of our competitors may have greater market share in a particular region or market, less debt, greater pricing flexibility or superior marketing or financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

OUR NURSERY FACILITY IN IRVINE, CALIFORNIA IS ENTIRELY ON LEASED LAND AND WE DO NOT EXPECT THE LEASES TO BE EXTENDED BEYOND THEIR CURRENT TERMS.

         Our 542-acre nursery facility and headquarters in Irvine, California are entirely on leased land. We entered into an amended lease agreement for this facility in which 63 new acres were added and the lease expiration schedule was changed. Under the amended lease agreement, the lease on 114 acres expires on June 30, 2006, the lease on 140 acres expires on December 31, 2006, and the lease on the remaining 288 acres expires on December 31, 2010. We do not expect these leases to be extended beyond their current terms. For the 254 acres that will expire in 2006, we are developing plans to transition a majority of the production to our Allendale, California facility and the remaining production to the parcel recently added to our facility in Irvine. For the 288 acres that will expire at the end of 2010, we will be required to establish new production facilities or transition production to existing facilities. We may incur substantial costs in connection with the establishment of these new production facilities or the transition of production to existing facilities.

         We may not be successful in executing our transition plan or establishing suitable replacement production facilities. If we are unsuccessful in these efforts, our net sales, cash flows and operating income could be materially adversely affected. In addition, when we vacate 254 acres in 2006, we currently estimate that we will incur approximately $0.2 million of removal and remediation costs. We may incur significant expenses beyond what we have forecasted if additional remedial action is required. Significant costs in excess of our estimates could have a material adverse effect on us.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS THAT GOVERN, AND IMPOSE LIABILITY, FOR OUR ACTIVITIES AND OPERATIONS. IF WE DO NOT COMPLY WITH THESE LAWS AND REGULATIONS, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We are subject to federal, state and local laws and regulations that govern, and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes. Some of our nursery operations are conducted near residential developments, which could increase our exposure to liability for the environmental effects of our operations. Our operations have resulted, or may result, in noncompliance with or liability for cleanup under these laws. In addition, the presence of hazardous substances on our properties, or the failure to properly remediate any resulting contamination may adversely affect our ability to sell, lease or operate our properties or to borrow using them as collateral. In some cases, our liability may not be limited to the value of the property or its improvements. We cannot assure you that these matters, or any similar matters that may arise in the future, will not have a material adverse effect on us.

         Certain of our operations and activities, such as water runoff from our production facilities and the use of certain pesticides, are subject to regulation by the United States Environmental Protection Agency and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting our operations and profitability. In addition, we must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on us.

WE ARE SUBJECT TO FEDERAL AND STATE "FAIR TRADE" LAWS AND WEIGHTS AND MEASURES REGULATIONS THAT GOVERN AND IMPOSE LIABILITY FOR IMPROPERLY MARKETING, LABELING OR ADVERTISING PLANT CONTAINER SIZE. IF WE DO NOT COMPLY WITH THESE LAWS AND REGULATIONS, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We are subject to federal and state weights and measures regulations that govern and impose liability for improperly labeling or advertising our plant container sizes. It is common in our industry, at the wholesale and retail levels, to market, label, and advertise container grown nursery stock with varying types of measurements, such as imperial volume or diameter of container. These measurements, although consistent with industry practice, may not represent the exact size of the actual product. If the Federal Trade Commission or any state regulator determines that our current marketing, labeling, or advertising is in violation of "fair trade" laws or weights and measures regulations in their jurisdiction, we may incur significant costs to become compliant, be forced to terminate further shipments of inventory into certain jurisdictions, be fined, or otherwise suffer a material adverse affect on our business.

CHANGES IN LOCAL ZONING LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

         We are subject to local zoning laws regulating the use of our owned and leased property. Some of our facilities are located in areas experiencing rapid development and growth, which typically are characterized by changes in existing zoning. Changes in local zoning laws could require us to establish new production facilities or transition production to other facilities, which could have a material adverse effect on our cash flows, financial position and results of operations.

COMPLIANCE WITH, AND CHANGES TO LABOR LAWS, PARTICULARLY THOSE CONCERNING SEASONAL WORKERS, COULD SIGNIFICANTLY INCREASE OUR COSTS.

         The production of our plants is labor intensive. We are subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern matters such as minimum wage requirements, overtime and working conditions, including, but not limited, to federal and state health and worker safety rules and regulations. A large number of our seasonal employees are paid at or slightly above the applicable minimum wage level and, accordingly, changes in minimum wage laws could materially increase our costs. Non-U.S. nationals comprise a large portion of our seasonal employee workforce and changes to U.S. immigration policies that restrict the ability of immigrant workers to obtain employment in the United States and which may contribute to shortages of available seasonal labor could increase our costs. Non-compliance with applicable regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities, result in fines or loss of a portion of our labor force or otherwise have a material adverse impact on our business and results of operations.

OUR TRANSPORTATION COSTS ARE SIGNIFICANT AND WE DEPEND ON INDEPENDENT CONTRACTORS FOR TRUCKING SERVICES TO SHIP LARGE QUANTITIES OF OUR PRODUCTS AND INCREASES IN TRANSPORTATION COSTS, CHANGES IN AVAILABLE TRUCKING CAPACITY AND OTHER CHANGES AFFECTING SUCH CARRIERS, AS WELL AS INTERRUPTIONS IN SERVICE OR WORK STOPPAGES, COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         We rely extensively on the services of agents and independent contractors to provide trucking services to us. Transportation costs accounted for approximately 22% of our net sales in 2004. Our ability to ship our products, particularly during our peak shipping seasons, could be adversely impacted by shortages in available trucking capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service, or increases in the cost of fuel, taxes and labor, and other factors not within our control. We compete with other companies who ship perishable goods for available trucking capacity and, accordingly, reductions in capacity or shortages of the agents and independent contractors who provide trucking services to us could potentially adversely impact our sales. Significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers in the form of higher prices for our products. Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial position and operating cash flows.

WE ARE CURRENTLY IMPLEMENTING A NEW ENTERPRISE RESOURCE PLANNING SOFTWARE PROGRAM, AND UNEXPECTED DELAYS, EXPENSES OR DISRUPTIONS IN THE IMPLEMENTATION OF SUCH SOFTWARE PROGRAM COULD DISRUPT OUR BUSINESS OR IMPAIR OUR ABILITY TO MONITOR OUR OPERATIONS, RESULTING IN A NEGATIVE IMPACT ON OUR OPERATIONS, FINANCIAL POSITION AND OPERATING CASH FLOWS.

         In seven of our nurseries we have implemented a new enterprise resource planning software program which we utilize for production planning and inventory purposes. Over time, we intend to continue the implementation of this software program to our other nursery facilities. Our distribution and sales order system, however, remains on our prior computer information systems. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our management information and reporting systems, which could disrupt our operations or otherwise impair our ability to monitor our operations and have a negative impact on our business, results of operations, financial position and operating cash flows.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT BE SUCCESSFUL.

         Our success is based, in part, upon our ability to discover and develop new products that customers will want. As a result, we continue to invest in research and development in order to enable us to identify and develop new products to meet consumer demands. Despite investments in this area, our research and development may not result in the discovery or successful development of new products which will be accepted by our customers.

OUR CURRENT PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

         Investment partnerships controlled by Madison Dearborn Partners, Inc. beneficially own approximately 54% of the outstanding common stock of Hines Horticulture and have sufficient voting power to control, or at the least significantly influence, the election of directors and the approval of other actions requiring the approval of our shareholders. In addition, Madison Dearborn Partners has two designees on Hines Horticulture's seven member board of directors.

OUR BUSINESS WILL SUFFER IF CERTAIN SENIOR EXECUTIVES DISCONTINUE EMPLOYMENT WITH US OR IF WE ARE UNABLE TO RECRUIT AND RETAIN HIGHLY SKILLED STAFF.

         Our success is largely dependent on the skills, experience and efforts of our senior management, including Robert A. Ferguson (President and Chief Executive Officer) and Claudia M. Pieropan (Chief Financial Officer, Secretary and Treasurer). The loss of services of one or more members of our senior management could have a material adverse effect on us. We do not maintain key-person life insurance policies on any members of management. No members of senior management are bound by non-compete agreements, and if any such members were to depart and subsequently compete with us, such competition could have a material adverse effect on us. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled growers and sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

PRICE INCREASES OF CERTAIN RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

         We and our competitors are vulnerable to price increases for raw materials. For 2004, raw material costs accounted for approximately 19% of net sales. We do not have long-term contracts with the majority of our raw material suppliers. Increases in the cost of raw materials essential to our operations, including seed, plastic, chemicals and fertilizer, would increase our costs of production. Significant increases in the price of petrochemicals or a scarcity of raw materials essential to plant propagation could have a material adverse effect on our business. We may not be able to pass such price increases on to our customers in the form of higher prices for our products, which could materially adversely affect our results of operations and operating cash flows.

OUR SELLING MODEL HAS CHANGED TO INCLUDE PAY BY SCAN

         The pay by scan business model represented a significant change in our traditional business practices relative to our largest customer. Pay by scan relates only to annual and perennial product categories. The new relationship redefined risks and responsibilities for both parties while at the same time strengthening the reliance upon each other for a true partnering relationship.

         The core of this business model rests with us providing product to the customer on a consignment basis with our recording of sales to the retailer at the time a product is electronically scanned through the retailer's cash register. The need for enhanced controls on the part of both parties requires a high reliance on the compatibility and coordination of electronic data interchange.

         The single largest financial impact related to the reversal of previous sales transactions required to revert legal ownership of the inventory at the customer's retail stores back to us. Following physical inventories conducted at each store location, we issued sales credits totaling $1.0 million for the six months ended June 30, 2005 to the customer and all parties simultaneously modified their electronic inventory tracking systems accordingly.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS AND PROSPECTS MAY BE HARMED.

         Our success depends in part on proprietary techniques and plant designs. Although we attempt to protect our proprietary property and processes through a combination of patents, trade secrets and non-disclosure agreements, these may be insufficient. Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

CHANGES IN CORPORATE GOVERNANCE AND SECURITIES DISCLOSURE AND COMPLIANCE PRACTICES HAVE INCREASED AND MAY CONTINUE TO INCREASE OUR LEGAL COMPLIANCE AND FINANCIAL REPORTING COSTS AND MAY MAKE IT MORE DIFFICULT AND EXPENSIVE TO OBTAIN DIRECTOR AND OFFICER LIABILITY INSURANCE.

         The Sarbanes-Oxley Act of 2002 required us to change or supplement some of our corporate governance and securities disclosure and compliance practices. The Securities and Exchange Commission has increased, and may continue to increase, our legal compliance and financial reporting costs. These developments may also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This, in turn, could make it more difficult for us to attract and retain qualified member of our board of directors, or qualified executive officers.